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                                                                    EXHIBIT 23.3

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

On December 28, 2001, ABC Family Worldwide, Inc. (formerly known as Fox Family Worldwide, Inc., "FFW") dismissed Arthur Andersen LLP as its independent accountant and designated PriceWaterhouse Coopers as its new independent accountant. Prior to the date of this Form 10-K (which is incorporated by reference into Fox Entertainment Group, Inc.'s (the "Company") filing on Form S-3 (SEC file no. 333-85978) (the "Registration Statement"), the Arthur Andersen partner responsible for the audit of the most recent audited financial statements of FFW as of June 30, 2001 and for the year then ended resigned from Arthur Andersen. As a result, after reasonable efforts, the Company has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Registration Statement of its audit reports with respect to FFW's financial statements as of June 30, 2001 and for the year then ended. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Form 10-K without a written consent from Arthur Andersen. However, as a result, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued report into the Registration Statement.